EXHIBIT 99.1
PRESS RELEASE
2/27/2008
Contact: Scott Shockey or Bryna Butler, (740) 446-2631 or 1-800-468-6682



           OVBC Suspends Acceptance of Dividends and Contributions to
             Dividend Reinvestment and Employee Stock Purchase Plan

GALLIPOLIS, Ohio- On February 26, 2008, the Board of Directors of Ohio Valley Banc Corp. [Nasdaq:OVBC] (the "Company") determined to suspend accepting dividends and additional contributions under the Ohio Valley Banc Corp. Dividend Reinvestment and Employee Stock Purchase Plan (the "Plan") and to suspend open market purchases of shares, or the issuance of authorized but unissued shares, under the Plan, until further notice. The suspension is necessary to ensure that the Plan is operated in compliance with certain securities registration requirements.

     The Company is no longer eligible to offer common shares of the Company under the Plan pursuant to the existing registration statement on file with the Securities and Exchange Commission due to a late filing of a form with the Securities and Exchange Commission reporting a director's retirement from the Company's Board of Directors in May 2007. The Board of Directors is also considering other changes to the administration of the Plan. At this time, the Company does not know whether it will resume accepting contributions and making investments under the Plan before the normal May 2008 investment period or at any time thereafter.

     The suspension of the acceptance of contributions and investments will not affect the other operations of the Plan. No action is required by Plan participants.

     During the last twelve months, 47,058 shares of the Company were purchased on behalf of participants under the Plan through open market purchases, and 1,052 shares were issued under the Plan from authorized but unissued shares of the Company.
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     This   communication   shall  not  constitute  an  offer  to  sell  or  the
solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.